Exhibit (a)(1)(B)

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AGILE SOFTWARE CORPORATION

LETTER OF TRANSMITTAL

The exchange offer and withdrawal rights expire at

midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005

unless the offer is extended.

INSTRUCTIONS TO LETTER OF TRANSMITTAL

1. DEFINED TERMS. All terms used in this letter of transmittal but not defined have the meaning ascribed to them in the exchange offer, dated July 11, 2005, also referred to as the exchange offer. Unless the context requires otherwise, references in this letter of transmittal to “Agile,” “we,” “us,” “our,” and “ours” mean Agile Software Corporation and its subsidiaries.

2. EXPIRATION DATE. The exchange offer and any rights to withdraw a tender of options expire at midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005, unless the exchange offer is extended.

3. TENDERS. If you intend to tender options under the exchange offer, you must sign this letter of transmittal and complete the election form attached as Annex A. You are not required to tender any of your options. If you hold separately granted options and choose to tender for exchange a particular eligible option grant, you must tender the entire option grant, but need not tender other option grants held by you.

DELIVERY OF LETTER OF TRANSMITTAL. A signed copy of this letter of transmittal, together with a properly completed election form, must be received by Agile before midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005 (or such later date as may apply if the exchange offer is extended) by one of the following means:

Via Mail or Courier

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Attn: Stock Administration

Via Facsimile

Agile Stock Administration, Fax No. (408) 284-3260

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mailing it to optionexchange@agile.com

4. You do not need to return your stock option agreements for your options to effectively elect to accept this offer.

Your election will be effective only upon receipt by us. E-mail (other than an e-mail with the scanned document attached) and voice-mail will NOT be accepted as a valid manner of election.

If you have questions about delivery, you may contact Stock Administration at optionexchange@agile.com, (telephone: (408)-284-4011). You should review the exchange offer, the letter of transmittal, the election form and all of their attachments before making your election.

5. WITHDRAWAL OF ELECTION. Tenders of options made under the exchange offer may be withdrawn at any time before midnight, U.S. Pacific (San Jose) Time, on Friday, August 19, 2005, unless we extend the expiration date, in which case withdrawals must be received before midnight, U.S. Pacific (San Jose) Time, on such later expiration date. In addition, if Agile does not accept your tendered options by September 2, 2005, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted.

To withdraw tendered options, you must mail or fax a properly completed notice of withdrawal form to Stock Administration at Agile Software Corporation, 6373 Ignacio Avenue, San Jose, California 95119, Fax No. (408) 284-3260 or scan the signed notice of withdrawal form and e-mail it to optionexchange@agile.com. Withdrawals may not be rescinded and any options withdrawn will not be considered to be properly tendered, unless the withdrawn options are properly re-tendered before the expiration date by following the procedures described in numbers 3 and 4 above.

6. SIGNATURES. Please sign and date the letter of transmittal, and provide your social security number or other tax identification number.

7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance, as well as requests for additional copies of the exchange offer or this letter of transmittal may be directed to Stock Administration at optionexchange@agile.com (telephone: (408) 284-4011). Copies will be furnished promptly at Agile’s expense.

8. IRREGULARITIES. We will determine, in our discretion, all questions as to the number of shares subject to options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular options or any particular option holder before the expiration of the offer. No options will be accepted for exchange until the option holder exchanging the options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

9. CONDITIONAL OR CONTINGENT OFFERS. Agile will not accept any alternative, conditional or contingent tenders.

10. IMPORTANT TAX INFORMATION. If you are a U.S. option holder, you should refer to Schedule L of the exchange offer, which contains important tax information. If you are a non-U.S. option holder, you should refer to the appropriate schedule among Schedules B-K of the exchange offer, which contain important tax information. We encourage all officers and employees to consult with tax advisors if you have questions about your financial or tax situation.

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LETTER OF TRANSMITTAL

To:	Agile Software Corporation 6373 Ignacio Avenue San Jose, California 95119 Facsimile: (408) 284-3260 Attn: Stock Administration E-mail: optionexchange@agile.com

I have received the exchange offer, this letter of transmittal and the election to tender eligible options attached as Annex A.

I acknowledge that:

(1)	I, the undersigned, accept the terms and conditions of the exchange offer and hereby tender to Agile for exchange those eligible options with an exercise price of $6.76 or greater specified on Annex A and understand that, upon acceptance by Agile, the offer and this letter of transmittal will constitute a binding agreement between Agile and me.

(2)	I understand that, as described in the exchange offer for eligible options I tender for exchange I will receive a new option to buy one (1) share for each three (3) shares tendered and accepted by Agile. If more than one option grant is tendered, a single new option that takes into account, on a grant-by-grant basis, the old options tendered will be issued. In all cases, the number of shares subject to the new option will be rounded up to the nearest whole share.

(3)	I understand that the new options I receive will have new vesting terms, that the first vesting date under the new options will be December 1, 2005 and that if I receive or submit a notice of termination for any reason prior to that time no vesting will occur. I acknowledge that I must continue to provide service to Agile or one of its subsidiaries through the required vesting periods to retain any shares of common stock issued upon exercise of a new stock option (if I am a U.S. option holder, including a U.S. taxpayer employed in India) or to be entitled to exercise my new stock option (if I am a non-U.S. option holder).

(4)	If I am a U.S. option holder (including U.S. taxpayers employed in India), the new option will be immediately exercisable for restricted stock, but will expire if not exercised on or before November 30, 2005. If I am a non-U.S. officer or employee, the new option will be exercisable as if vests.

(5)	I hereby sell, assign and transfer to Agile all right, title and interest in and to all of the options that I am tendering, and I agree that I shall have no further right or entitlement to purchase any shares of Agile’s common stock under the tendered eligible options that are accepted by Agile for cancellation or to have any other rights or entitlements under those cancelled eligible options.

(6)	I acknowledge that Agile has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

(7)	I acknowledge that in order to receive the new stock option, I must continue to be an employee of Agile or one of its subsidiaries, and not have submitted or received a notice of termination, on the date the exchange offer expires.

(8)	I agree to all of the terms and conditions of the offer AND HAVE ATTACHED A COMPLETED COPY OF ANNEX A.

Date:
Signature of Eligible Holder

Print Name of Eligible Holder

Social Security Number or Tax Identification Number

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ANNEX A

ELECTION TO TENDER ELIGIBLE OPTIONS

To Agile Software Corporation

I hereby tender the options listed below for exchange:

	Option Number	Date of Grant	Exercise Price	Total Number of Outstanding Shares Subject to Option (1)
1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

(1)	Represents the total number of shares for which the option grant remains outstanding (i.e., the original number of shares under option minus any shares as to which the option has previously been exercised).

If you have any questions, please contact Stock Administration at optionexchange@agile.com (telephone: (408) 284-4011).